EXHIBIT A

FORM OF COVER LETTER TO OFFER TO REPURCHASE AND
NOTICE OF TENDER

IF YOU DO NOT WANT TO SELL YOUR UNITS AT THIS TIME, PLEASE DISREGARD
THIS NOTICE. THIS IS SOLELY NOTIFICATION OF THE COMPANY’S TENDER OFFER.

March 21, 2006

Dear Multi-Strategy Hedge Opportunities LLC Member:

        We are writing to inform you of important dates relating to a tender offer by Multi-Strategy Hedge Opportunities LLC (the “Company”). If you are not interested in having the Company repurchase your Units at this time, please disregard this notice and take no action.

        The tender offer period will begin on March 21, 2006 and will end on April 25, 2006. Tenders of Units must be received no later than 12:00 midnight, New York time, April 25, 2006. The purpose of the tender offer is to provide a measure of liquidity to Members of the Company who hold Units. Units may be presented to the Company for repurchase only by tendering them during one of the Company’s announced tender offers.

        Should you wish to tender any of your Units for repurchase by the Company during this tender offer period, please complete and return the enclosed Notice of Intent to Tender, to be received no later than April 25, 2006. If you do not wish to sell your Units, simply disregard this notice. NO ACTION IS REQUIRED IF YOU DO NOT WISH TO SELL ANY UNITS AT THIS TIME.

        All tenders of Units must be received by your Merrill Lynch financial advisor or MLIM portfolio manager either by mail or by fax (if by fax, please deliver an original, executed copy promptly thereafter) in good order by no later than April 25, 2006. If you do not have a Merrill Lynch financial adviser or MLIM portfolio manager, tender of your Units must be received by the Company’s Administrator, PFPC, Inc. in good order at the following address no later than April 25, 2006: PFPC Inc., Attn: Multi-Strategy Hedge Opportunities, LLC, P.O. Box 219, Claymont, Delaware 19703; Fax (302) 791-2790.

        If you have any questions, please refer to the attached Offer to Repurchase document, which contains additional important information about the tender offer, or call the Company at (866) 878-2987. You may also direct questions to your Merrill Lynch financial advisor or MLIM portfolio manager.

        IMPORTANT NOTE: If you hold Units in a Wealth Diversified Portfolio or other separate account managed by Merrill Lynch Investment Managers, L.P., please discuss the attached Offer to Repurchase with your Merrill Lynch financial advisor or MLIM portfolio manager prior to making an investment decision.

Sincerely,

MULTI-STRATEGY HEDGE OPPORTUNITIES LLC